CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

1ST CONSTITUTION BANCORP
REPORTS THIRD QUARTER 2019 RESULTS
AND DECLARES A QUARTERLY DIVIDEND OF $0.075 PER SHARE

Cranbury NJ - October 18, 2019 - 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $3.6 million and diluted earnings per share of $0.42 for the three months ended September 30, 2019. For the nine months ended September 30, 2019, net income was $10.4 million and diluted earnings per share were $1.19.

The Board of Directors declared a quarterly cash dividend of $0.075 per share of common stock that will be payable on November 5, 2019 to shareholders of record on October 25, 2019.

Adjusted net income was $3.9 million, or $0.45 per diluted share, for the third quarter of 2019 compared to adjusted net income of $4.0 million, or $0.46 per diluted share, for the third quarter of 2018. Adjusted net income is a non-GAAP financial measure, which is net income excluding the after-tax effect of merger-related expense and gain from bargain purchase. A reconciliation of non-GAAP financial measures to the reported net income and earnings per diluted share is included at the end of this press release.

For the nine months ended September 30, 2019, adjusted net income was $10.8 million, or $1.25 per diluted share, compared to adjusted net income of $10.1 million, or $1.18 per diluted share, for the nine months ended September 30, 2018.

On June 23, 2019, the Company executed a definitive agreement and plan of merger to acquire Shore Community Bank (“Shore”). Expenses of $302,000 and $575,000 related to this pending transaction were incurred in the three and nine months ended September 30, 2019, respectively. On April 11, 2018, the Company completed the acquisition of New Jersey Community Bank (“NJCB”) by merging NJCB into the Bank. Merger-related expense of $2.1 million were incurred and a gain from bargain purchase of $184,000 was recognized in the nine months ended September 30, 2018.

THIRD QUARTER 2019 HIGHLIGHTS

•	Return on average total assets and return on average shareholders’ equity were 1.14% and 10.57%, respectively.

•	Book value per share and tangible book value per share were $15.95 and $14.55, respectively, at September 30, 2019.

•	Net interest income was $11.6 million and the net interest margin was 3.91% on a tax equivalent basis.

•	A provision for loan losses of $350,000 and net charge-offs of $14,000 were recorded.

•	Total loans were $1.0 billion at September 30, 2019, an increase of $141.9 million from December 31, 2018.

•
The total of commercial business, commercial real estate and construction loans increased $36.2 million, or 5.5%, to $694.6 million, compared to $658.4 million at December 31, 2018, and increased $68.0 million, or 10.9%, compared to $626.6 million at September 30, 2018.

•
Mortgage warehouse loans increased $98.5 million during the first nine months of 2019 to $252.7 million, reflecting the seasonal nature of residential lending in the Bank's markets and the increased level of refinancing activity of residential mortgages.

•	Non-performing assets declined $2.4 million to $6.7 million, or 0.50% of total assets, and included $1.5 million of OREO at September 30, 2019.

Adjusted net income, adjusted net income per diluted share, adjusted return on average total assets, adjusted return on average shareholders’ equity and tangible book value per share are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s GAAP financial results. A reconciliation of these non-GAAP financial measures to the GAAP financial results is included at the end of this press release. Management believes that the presentation of these non-GAAP financial measures of the Company in this press release may be helpful to readers in understanding the Company’s financial performance when comparing the Company’s financial statements for the three and nine months ended September 30, 2019 and 2018 because these non-GAAP financial measures show the Company’s financial performance excluding the financial impact of the net expenses related to the pending acquisition of Shore and the completed 2018 acquisition of NJCB.

Robert F. Mangano, President and Chief Executive Officer, stated, “Despite the sharp decline in market interest rates in the second and third quarters of 2019, we achieved strong earnings for the third quarter of 2019. Our net interest margin declined, but the increase in interest income driven by our loan growth more than offset the impact. Asset quality and capital levels continue to be strong.” Mr. Mangano added, “Our third quarter results, excluding the impact of Shore merger-related expense, generated an annualized adjusted return on average total assets and adjusted average shareholders’ equity of 1.22% and 11.34%, respectively.”

Mr. Mangano continued, “We have received regulatory approval of the pending acquisition of Shore from the Federal Deposit Insurance Corporation (“FDIC”) and the State of New Jersey Department of Banking and Insurance. Subject to the outcome of the special meeting of Shore shareholders being held today at 11:00 a.m. and other closing conditions being satisfied, we expect to consummate the merger on November 8, 2019. We are proceeding with our integration planning, and intend to complete the conversion of the Shore core operating system to our system on November 11, 2019.”

Discussion of Financial Results
Net income was $3.6 million, or $0.42 per diluted share, for the third quarter of 2019 compared to $4.0 million, or $0.46 per diluted share, for the third quarter of 2018. Adjusted net income and adjusted net income per diluted share were $3.9 million and $0.45, respectively, for the third quarter of 2019 compared to $4.0 million and $0.46, respectively, for the third quarter of 2018. For the three months ended September 30, 2019, net interest income was $11.5 million, compared to $11.4 million for the three months ended September 30, 2018. Non-interest expenses were $8.4 million for the third quarter of 2019, which included $302,000 of merger-related expense, compared to $7.9 million for the third quarter of 2018, in which no merger-related expense was incurred.

Total interest income was $14.9 million for the three months ended September 30, 2019, an increase of $1.1 million, compared to $13.8 million for the three months ended September 30, 2018. This increase was due primarily to the $74.0 million increase in average loans, reflecting growth primarily of commercial real estate, mortgage warehouse, construction and commercial business loans. Average interest-earning assets were $1.18 billion with a yield of 5.05% for the third quarter of 2019 compared to $1.12 billion with a yield of 4.88% for the third quarter of 2018. The higher yield on average interest-earning assets for the third quarter of 2019 reflected primarily the higher yield earned on the loan portfolio and the higher percentage of average loans to average earning assets in the third quarter of 2019 compared to the third quarter of 2018.
Interest expense on average interest-bearing liabilities was $3.4 million, with an interest cost of 1.51%, for the third quarter of 2019 compared to $2.4 million, with an interest cost of 1.12%, for the third quarter of 2018. The $1.0 million increase in interest expense on interest-bearing liabilities for the third quarter of 2019 reflected primarily higher deposit interest rates and higher borrowing interest rates in the third quarter of 2019 compared to the third quarter of 2018, and an increase of $37.1 million in average interest-bearing liabilities. The change in the mix of deposits, with the average balance of money market, NOW and savings accounts lower than, and certificates of deposits higher than, in the third quarter of 2018 also increased the cost of total deposits in the third quarter of 2019, because certificates of deposit generally have a higher interest cost than non-maturity deposits.
The net interest margin decreased to 3.91% for the third quarter of 2019 compared to 4.09% for the third quarter of 2018 due primarily to the higher interest cost of average interest-bearing liabilities.
The Company recorded a higher provision for loan losses of $350,000 for the third quarter of 2019 compared to a provision for loan losses of $225,000 for the third quarter of 2018 due primarily to the growth of the loan portfolio and the change in the mix of loans in the loan portfolio.
At September 30, 2019, total loans were $1.0 billion and the allowance for loan losses was $9.0 million, or 0.88% of total loans, compared to total loans of $881.5 million and an allowance for loan losses of $8.3 million, or 0.94% of total loans, at September 30, 2018. The decrease in the allowance as a percentage of loans was due primarily to the decline in specific reserves for certain impaired loans from September 30, 2018 to September 30, 2019 that were charged-off primarily during the second quarter of 2019. The mix and relative risk of loans at September 30, 2019 compared to September 30, 2018 also resulted in a lower allowance as a percentage of loans. Management believes that the current economic conditions in New Jersey, and operating conditions for the Company, are generally positive, which factors were also considered in management’s evaluation of the adequacy of the allowance for loan losses.
Non-interest income was $2.2 million for the third quarter of 2019, an increase of $52,000 compared to the third quarter of 2018. Gain on the sale of loans increased $59,000, partially offset by small declines in service charges on deposit accounts and other income. In the third quarter of 2019, $38.8 million of residential mortgages were sold and $1.1 million of gains were recorded compared to $25.0 million of residential mortgage loans sold and $702,000 of gains recorded in the third quarter of 2018. The increase in residential mortgage loans sold was due primarily to higher residential mortgage lending activity in the third quarter of 2019 compared to 2018 due in part to a higher level of refinancing activity. In the third quarter of 2019, $2.4 million of SBA loans were sold and gains of $205,000 were recorded compared to $7.6 million of SBA loans sold and gains of $590,000 recorded in the third quarter of 2018. SBA guaranteed commercial lending activity and loan sales vary from period to period.
Non-interest expenses were $8.4 million for the third quarter of 2019, an increase of $541,000 compared to $7.9 million for the third quarter of 2018. The increase was due primarily to $302,000 of merger-related expense for the pending acquisition of Shore and a $331,000 increase in salaries and employee benefits, partially offset by a decline of $152,000 in FDIC insurance expense. Salaries and employee benefits expense increased $331,000, or 6.8%, in the third quarter of 2019 due primarily to a $157,000 increase in commissions as a result of the higher level of residential mortgage lending, merit increases and increases in employee benefit expenses.
Occupancy expense increased $65,000, or 7.2%, due primarily to the opening of a branch office in Long Branch, New Jersey at the end of the second quarter of 2019 and the leasing of additional office space.

Data processing expenses increased to $379,000 in the third quarter of 2019 compared to $331,000 for the third quarter of 2018 due primarily to the growth of loans and deposits and new customer services and products added during the 2019 period.
FDIC insurance expense decreased $152,000, or 144.8%, due primarily to the receipt from the FDIC of the small bank assessment credit of $87,000 for the second quarter of 2019. As a result of the receipt of the credit, the assessment for the second quarter of 2019 was fully offset and no payment was due. Accordingly, the $87,000 credit was recorded in the third quarter of 2019 and more than offset the expense accrued for the quarter. The Bank has a remaining credit of approximately $198,000 that may be applied by the FDIC to future quarters’ assessments. The application and receipt of future credits will depend on future reserve calculations for the Deposit Insurance Fund of the FDIC. In addition, the reduction in the FDIC assessment rate due to the financial condition of the Bank also contributed to the decrease in the FDIC insurance expense.
Income tax expense was $1.3 million for the third quarter of 2019, resulting in an effective tax rate of 26.6%, compared to income tax expense of $1.4 million for the third quarter of 2018, which resulted in an effective tax rate of 26.2%. The higher effective tax rate in the third quarter of 2019 was primarily the result of certain Shore merger-related expense that were not deductible.
At September 30, 2019, the allowance for loan losses was $9.0 million compared to $8.4 million at December 31, 2018. As a percentage of total loans, the allowance was 0.88% at September 30, 2019 compared to 0.95% at December 31, 2018. The allowances for loan losses declined as a percentage of loans at September 30, 2019 compared to December 31, 2018 due primarily to the charge-off of impaired loans with specific reserves in the second quarter of 2019 and the increase in the loan portfolio. The mix and relative risk of loans at September 30, 2019 compared to December 31, 2018 also resulted in a lower allowance as a percentage of loans.

Total assets increased $164.7 million to $1.34 billion at September 30, 2019 from $1.18 billion at December 31, 2018 due primarily to a $141.9 million increase in total loans, an increase of $3.9 million in cash and cash equivalents and an increase of $15.1 million in right-of-use assets related to the adoption of the new lease accounting standard, ASC Topic 842. Other real estate owned declined by $1.1 million as a result of the sale of one property in the second quarter of 2019. Total loans at September 30, 2019 were $1.02 billion compared to $883.2 million at December 31, 2018. The increase in loans was due primarily to a $98.5 million increase in mortgage warehouse loans, a $34.3 million increase in commercial real estate loans, a $7.8 million increase in residential real estate loans and a $7.0 million increase in construction loans. The increase in mortgage warehouse loans reflects the seasonal nature of residential lending in the Bank’s markets, which generally experience higher home purchase activity during the spring and summer months compared to other periods during the year, and the higher level of refinancing activity due to the decline in residential mortgage interest rates.

Total deposits increased $72.4 million to $1.02 billion at September 30, 2019 from $950.7 million at December 31, 2018. Certificates of deposit increased $40.4 million, interest-bearing demand deposits increased $20.2 million, savings deposits increased $7.2 million and non-interest bearing demand deposits increased $4.6 million. Short-term borrowings increased $66.0 million to $137.8 million at September 30, 2019 compared to $71.8 million at December 31, 2018 due primarily to fund the asset growth in excess of the growth of deposits. Lease liability totaled $15.7 million at September 30, 2019 due to the adoption of the new lease accounting standard, ASC Topic 842, in 2019.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s estimated common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 10.52%, 12.79%, 12.04% and

11.44%, respectively, at September 30, 2019. The Bank’s estimated CET1, total risk-based capital, Tier 1 capital and leverage ratios were 12.02%, 12.77%, 12.02% and 11.43%, respectively, at September 30, 2019. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-accrual loans were $5.3 million at September 30, 2019 compared to $6.5 million at December 31, 2018. During the first nine months of 2019, $1.4 million of non-performing loans were resolved, $475,000 of loans were charged-off and $3.5 million of loans were placed on non-accrual. In the first quarter of 2019, the Bank was notified that a shared national credit syndicated loan in which it was a participant in a $4.3 million facility was upgraded to pass rating from substandard rating and was no longer classified as a non-accrual loan. As of the date of notification, the Bank upgraded the loan, which had a balance of $2.8 million at that time, and returned the loan to accrual status.

The allowance for loan loss was 170% of non-performing loans at September 30, 2019 compared to 128% at December 31, 2018. Overall, management observed generally stable loan quality, with non-performing loans to total loans of 0.51% and non-performing assets to total assets of 0.50% at September 30, 2019 compared to nonperforming loans to total loans of 0.75% and non-performing assets to total assets of 0.77% at December 31, 2018.

OREO at September 30, 2019 was $1.5 million compared to $2.5 million at December 31, 2018. One residential real estate property acquired in the NJCB merger with a carrying value of $1.1 million was sold in the second quarter of 2019. OREO at September 30, 2019 included land with a carrying value of $93,000 that was foreclosed in the second quarter of 2018 and a commercial real estate property that was foreclosed in the third quarter of 2018 with a fair value of $1.4 million.

About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 21 branch banking offices in Asbury Park, Cranbury (2), Fair Haven, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Little Silver, Long Branch, Neptune City, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson and Shrewsbury, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey and New York City metropolitan area, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure, failure to close the Shore merger for any reason, including the failure to obtain Shore shareholder approval, the risk that expected cost savings and synergies from the Shore merger may not be realized, the diversion of management’s time from ongoing business operations due to issues relating to the Shore merger and the inability to retain Shore’s customers and employees. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

No Offer or Solicitation
On June 23, 2019, the Company and the Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Shore, providing for the merger of Shore with and into the Bank, with the Bank as the surviving entity (the “Merger”). The material terms of the Merger Agreement and the Merger were disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2019.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed Merger, the Company filed a registration statement on Form S-4 with the SEC. The Company’s registration statement, as amended, was declared effective by the SEC on August 26, 2019. The Company may file other documents with the SEC regarding the proposed Merger. A definitive proxy statement/prospectus was first mailed to Shore shareholders on or about August 30, 2019. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement, including the proxy statement/prospectus, and other documents containing information about the Company at the SEC’s website at www.sec.gov. Copies of these documents may also be obtained from the Company (when available) by directing a request to Robert F. Mangano, President and Chief Executive Officer, 1ST Constitution Bancorp, at 2650 Route 130 North, P.O. Box 634, Cranbury, New Jersey 08512, telephone (609) 655-4500.

Certain Information Regarding Participants
The Company, Shore, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Shore’s shareholders in respect of the proposed Merger. Information regarding the directors and executive officers of the Company may be found in its definitive proxy statement relating to its 2019 Annual Meeting of Shareholders, which was filed with the SEC on April 19, 2019 and can be obtained free of charge from the SEC’s website at www.sec.gov or from the Company by directing a request to Robert F. Mangano, President and Chief Executive Officer, 1ST Constitution Bancorp, at 2650 Route 130 North, P.O. Box 634, Cranbury, New Jersey 08512, telephone (609) 655-4500. Information regarding the directors and executive officers of Shore may be found in its proxy statement relating to its 2019 Annual Meeting of Shareholders, which can be obtained free of charge from Robert T. English, President and Chief Executive Officer, Shore Community Bank, 1012 Hooper

Avenue, Toms River, New Jersey 08753, telephone (732) 240-5800. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.

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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Per share data:
Earnings per share - basic	$0.42	$0.48	$1.20	$1.05
Earnings per share - diluted	0.42	0.46	1.19	1.02
Book value per share at end of period			15.95	14.73
Tangible book value per share at end of period[1]			14.55	13.26

Weighted average shares outstanding - basic	8,666,251	8,392,631	8,641,684	8,282,889
Weighted average shares outstanding - diluted	8,722,349	8,678,680	8,698,959	8,565,401
Shares outstanding at end of period			8,682,401	8,404,292
Performance ratios/data:
Return on average total assets	1.14%	1.34%	1.14%	1.03%
Return on average shareholders' equity	10.57%	12.89%	10.52%	9.94%
Net interest income (tax-equivalent basis)[2]	$11,622	$11,527	$34,511	$32,497
Net interest margin (tax-equivalent basis) [3]	3.91%	4.09%	4.06%	4.06%
Efficiency ratio (tax-equivalent basis) [4]	61.00%	57.70%	61.58%	66.85%

Loan portfolio composition:			September 30, 2019	December 31, 2018
Commercial real estate			$422,774	$388,431
Mortgage warehouse lines			252,704	154,183
Construction loans			156,394	149,387
Commercial business			115,400	120,590
Residential real estate			55,023	47,263
Loans to individuals			22,194	22,962
Other loans			160	181
Gross loans			1,024,649	882,997
Deferred costs, net			382	167
Total loans			$1,025,031	$883,164
Asset quality data:
Loans past due over 90 days and still accruing			$—	$55
Non-accrual loans			5,266	6,525
OREO property			1,460	2,515
Total non-performing assets			$6,726	$9,095

Net charge-offs	$(14)	$(458)	$(475)	$(423)
Allowance for loan losses to total loans			0.88%	0.95%
Allowance for loan losses to non-performing loans			170.47%	127.69%
Non-performing loans to total loans			0.51%	0.75%
Non-performing assets to total assets			0.50%	0.77%
Capital ratios:
1ST Constitution Bancorp
Common equity tier 1 capital to risk-weighted assets			10.52%	10.72%
Total capital to risk-weighted assets			12.79%	13.17%
Tier 1 capital to risk-weighted assets			12.04%	12.39%
Tier 1 leverage ratio			11.44%	11.73%
1ST Constitution Bank
Common equity tier 1 capital to risk-weighted assets			12.02%	12.40%
Total capital to risk-weighted assets			12.77%	13.18%
Tier 1 capital to risk-weighted assets			12.02%	12.40%
Tier 1 leverage ratio			11.43%	11.74%

1Tangible book value per common share is a non-GAAP financial measure and is calculated by subtracting goodwill and other intangible assets from shareholders' equity and dividing it by common shares outstanding.
2The tax-equivalent adjustment was $105 and $131 for the three months ended September 30, 2019 and 2018, respectively, the tax equivalent adjustment was $334 and $404 for the nine months ended September 30, 2019 and 2018, respectively.
3Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.
4Represents non-interest expenses divided by the sum of net interest income on a tax-equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Cash and due from banks	$8,576	$4,983
Interest-earning deposits	12,180	11,861
Total cash and cash equivalents	20,756	16,844
Investment securities:
Available for sale, at fair value	135,084	132,222
Held to maturity (fair value of $76,763 and $80,204 at September 30, 2019 and December 31, 2018, respectively)	74,909	79,572
Total investment securities	209,993	211,794
Loans held for sale	6,738	3,020
Loans	1,025,031	883,164
Less: allowance for loan losses	(8,977)	(8,402)
Net loans	1,016,054	874,762
Premises and equipment, net	11,619	11,653
Right-of-use assets	15,080	—
Accrued interest receivable	3,652	3,860
Bank-owned life insurance	29,142	28,705
Other real estate owned	1,460	2,515
Goodwill and intangible assets	12,165	12,258
Other assets	15,906	12,422
Total assets	$1,342,565	$1,177,833
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Non-interest bearing	$217,555	$212,981
Interest bearing	805,504	737,691
Total deposits	1,023,059	950,672
Short-term borrowings	137,800	71,775
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	1,602	1,228
Lease liability	15,699	—
Accrued expense and other liabilities	7,321	8,516
Total liabilities	1,204,038	1,050,748
SHAREHOLDERS' EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 8,715,699 and 8,639,276 shares issued and 8,682,401 and 8,605,978 shares outstanding as of September 30, 2019 and December 31, 2018, respectively	80,518	79,536
Retained earnings	58,198	49,750
Treasury stock, 33,298 shares at September 30, 2019 and December 31, 2018	(368)	(368)
Accumulated other comprehensive income (loss)	179	(1,833)
Total shareholders' equity	138,527	127,085
Total liabilities and shareholders' equity	$1,342,565	$1,177,833

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
INTEREST INCOME
Loans, including fees	$13,316	$12,193	$38,342	$33,078
Securities:
Taxable	1,130	1,060	3,615	2,915
Tax-exempt	393	494	1,256	1,518
Federal funds sold and short-term investments	35	36	129	208
Total interest income	14,874	13,783	43,342	37,719
INTEREST EXPENSE
Deposits	2,904	1,854	7,892	4,542
Borrowings	268	349	698	576
Redeemable subordinated debentures	185	184	575	508
Total interest expense	3,357	2,387	9,165	5,626
Net interest income	11,517	11,396	34,177	32,093
PROVISION FOR LOAN LOSSES	350	225	1,050	675
Net interest income after provision for loan losses	11,167	11,171	33,127	31,418
NON-INTEREST INCOME
Service charges on deposit accounts	165	173	490	476
Gain on sales of loans	1,351	1,292	3,556	3,425
Income on bank-owned life insurance	150	152	438	425
Gain from bargain purchase	—	—	—	184
Gain on sales of securities	16	—	16	12
Other income	524	537	1,742	1,560
Total non-interest income	2,206	2,154	6,242	6,082
NON-INTEREST EXPENSES
Salaries and employee benefits	5,231	4,900	15,472	14,714
Occupancy expense	972	907	2,984	2,604
Data processing expenses	379	331	1,072	1,009
FDIC insurance expense (credit)	(47)	105	113	381
Other real estate owned expenses	52	73	134	75
Merger-related expense	302	—	575	2,141
Other operating expenses	1,546	1,578	4,746	4,866
Total non-interest expenses	8,435	7,894	25,096	25,790
Income before income taxes	4,938	5,431	14,273	11,710
INCOME TAXES	1,315	1,420	3,883	2,975
Net income	$3,623	$4,011	$10,390	$8,735
EARNINGS PER COMMON SHARE
Basic	$0.42	$0.48	$1.20	$1.05
Diluted	0.42	0.46	1.19	1.02
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	8,666,251	8,392,631	8,641,684	8,282,889
Diluted	8,722,349	8,678,680	8,698,959	8,565,401

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018
(Dollars in thousands)	Average		Average	Average		Average
Assets:	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short-term investments	$6,452	$35	2.15%	$11,953	$36	1.19%
Investment securities:
Taxable	161,538	1,130	2.80%	151,115	1,060	2.81%
Tax-exempt (1)	52,990	498	3.76%	73,621	625	3.40%
Total investment securities	214,528	1,628	3.04%	224,736	1,685	3.00%
Loans: (2)
Commercial real estate	405,885	5,295	5.10%	377,719	4,901	5.08%
Mortgage warehouse lines	191,812	2,644	5.39%	180,430	2,504	5.43%
Construction	157,752	2,705	6.80%	142,365	2,406	6.61%
Commercial business	117,465	1,731	5.85%	106,717	1,496	5.51%
Residential real estate	57,026	624	4.38%	46,777	530	4.53%
Loans to individuals	20,555	260	4.95%	24,655	306	4.92%
Loans held for sale	5,160	49	3.80%	3,203	38	4.75%
All other loans	1,222	8	2.56%	1,061	12	4.43%
Total loans	956,877	13,316	5.52%	882,927	12,193	5.41%
Total interest-earning assets	1,177,857	$14,979	5.05%	1,119,616	$13,914	4.88%
Non-interest-earning assets:
Allowance for loan losses	(8,786)			(8,388)
Cash and due from banks	11,684			5,767
Other assets	83,543			70,527
Total non-interest-earning assets	86,441			67,906
Total assets	$1,264,298			$1,187,522
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$335,997	$720	0.85%	$338,783	$499	0.58%
Savings accounts	190,985	491	1.02%	194,223	371	0.76%
Certificates of deposit	291,674	1,693	2.30%	230,490	984	1.69%
Short-term borrowings	45,378	268	2.34%	63,429	349	2.18%
Redeemable subordinated debentures	18,557	185	3.99%	18,557	184	3.97%
Total interest-bearing liabilities	882,591	3,357	1.51%	845,482	2,387	1.12%
Non-interest-bearing liabilities:
Demand deposits	221,166			211,291
Other liabilities	24,566			7,329
Total non-interest-bearing liabilities	245,732			218,620
Shareholders' equity	135,975			123,420
Total liabilities and shareholders' equity	$1,264,298			$1,187,522
Net interest spread (3)			3.54%			3.76%
Net interest income and net interest margin (4)		$11,622	3.91%		$11,527	4.09%

(1) Tax-equivalent basis, using 21% federal tax rate in 2019 and 2018.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Nine Months Ended September 30, 2019			Nine Months Ended September 30, 2018
(Dollars in thousands)	Average		Average	Average		Average
Assets:	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short-term investments	$7,140	$129	2.42%	$21,287	$208	1.31%
Investment securities:
Taxable	162,809	3,615	2.96%	146,003	2,915	2.66%
Tax-exempt (1)	56,723	1,590	3.74%	76,872	1,922	3.33%
Total investment securities	219,532	5.205	3.16%	222,875	4,837	2.89%
Loans: (2)
Commercial real estate	400,096	15,494	5.11%	349,423	13,391	5.05%
Mortgage warehouse lines	155,962	6,682	5.71%	157,422	6,318	5.35%
Construction	157,245	8,135	6.92%	135,049	6,548	6.48%
Commercial business	120,774	5,386	5.96%	110,101	4,391	5.33%
Residential real estate	50,562	1,682	4.39%	45,955	1,517	4.35%
Loans to individuals	21,748	827	5.01%	23,386	780	4.40%
Loans held for sale	3,556	107	4.01%	3,067	101	4.39%
All other loans	1,032	29	3.71%	1,132	32	3.73%
Total loans	910,975	38,342	5.63%	825,535	33,078	5.31%
Total interest-earning assets	1,137,647	$43,676	5.13%	1,069,697	$38,123	4.73%
Non-interest-earning assets:
Allowance for loan losses	(8,693)			(8,295)
Cash and due from banks	11,270			5,782
Other assets	81,186			64,861
Total non-interest-earning assets	83,763			62,348
Total assets	$1,221,410			$1,132,045
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$337,004	$1,977	0.78%	$362,048	$1,437	0.53%
Savings accounts	190,589	1,380	0.97%	208,780	1,079	0.69%
Certificates of deposit	268,851	4,535	2.26%	180,250	2,026	1.50%
Short-term borrowings	36,992	698	2.52%	36,407	576	2.12%
Redeemable subordinated debentures	18,557	575	4.13%	18,557	508	3.65%
Total interest-bearing liabilities	851,993	9,165	1.44%	806,042	5,626	0.93%
Non-interest-bearing liabilities:
Demand deposits	214,618			199,953
Other liabilities	22,720			8,566
Total non-interest-bearing liabilities	237,338			208,519
Shareholders' equity	$132,079			$117,484
Total liabilities and shareholders' equity	$1,221,410			1,132,045
Net interest spread (3)			3.69%			3.80%
Net interest income and margin (4)		$34,511	4.06%		$32,497	4.06%

(1) Tax equivalent basis, using 21% federal tax rate in 2019 and 2018.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Adjusted net income
Net income	$3,623	$4,011	$10,390	$8,735
Adjustments:
Merger-related expense	302	—	575	2,141
Gain from bargain purchase	—	—	—	(184)
Income tax effect of adjustments	(37)	—	(119)	(568)
Adjusted net income	$3,888	$4,011	$10,846	$10,124

Adjusted net income per diluted share
Adjusted net income	$3,888	$4,011	$10,846	$10,124
Diluted shares outstanding	8,722,349	8,678,680	8,698,959	8,565,401
Adjusted net income per diluted share	$0.45	$0.46	$1.25	$1.18

Adjusted return on average total assets
Adjusted net income	$3,888	$4,011	$10,846	$10,124
Average assets	1,264,298	1,187,522	1,221,410	1,132,045
Adjusted return on average total assets	1.22%	1.34%	1.19%	1.20%

Adjusted return on average shareholders' equity
Adjusted net income	$3,888	$4,011	$10,846	$10,124
Average equity	135,975	123,420	132,079	117,484
Adjusted return on average shareholders' equity	11.34%	12.89%	10.98%	11.52%

Book value and tangible book value per share
Shareholders' equity			$138,527	$123,774
Less: goodwill and intangible assets			12,165	12,294
Tangible shareholders' equity			126,362	111,480
Shares outstanding			8,682,401	8,404,292
Book value per share			$15.95	$14.73
Tangible book value per share			$14.55	$13.26

(1)The Company used the non-GAAP financial measures, adjusted net income, adjusted net income per diluted share, Adjusted return on average total assets, adjusted return on average shareholders’ equity and tangible book value per share, because the Company believes that it is helpful to readers in understanding the Company's financial performance and the effect on its financial statements of the merger-related expense related to the pending acquisition of Shore and the merger-related expense and the gain from the bargain purchase recorded in connection with the NJCB merger in 2018. These non-GAAP measures improve the comparability of the current period results with the results of the prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP financial results.